Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Autocallable Securities Linked to SPXF4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) (the “Index”)
Pricing date:	January 27, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	January 27, 2031
Maturity date:	January 30, 2031
Final barrier value:	50.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	At least 20.0004% per annum*
CUSIP / ISIN:	17332TDC0 / US17332TDC09
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the initial underlying value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:

$1,000

•If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated December 31, 2025

* The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
January 27, 2027	20.0004%	$1,200.004
March 1, 2027	21.6671%	$1,216.671
March 29, 2027	23.3338%	$1,233.338
April 27, 2027	25.0005%	$1,250.005
May 27, 2027	26.6672%	$1,266.672
June 28, 2027	28.3339%	$1,283.339
July 27, 2027	30.0006%	$1,300.006
August 27, 2027	31.6673%	$1,316.673
September 27, 2027	33.334%	$1,333.34
October 27, 2027	35.0007%	$1,350.007
November 29, 2027	36.6674%	$1,366.674
December 27, 2027	38.3341%	$1,383.341
January 27, 2028	40.0008%	$1,400.008
February 28, 2028	41.6675%	$1,416.675
March 27, 2028	43.3342%	$1,433.342
April 27, 2028	45.0009%	$1,450.009
May 30, 2028	46.6676%	$1,466.676
June 27, 2028	48.3343%	$1,483.343
July 27, 2028	50.001%	$1,500.01
August 28, 2028	51.6677%	$1,516.677
September 27, 2028	53.3344%	$1,533.344
October 27, 2028	55.0011%	$1,550.011
November 27, 2028	56.6678%	$1,566.678
December 27, 2028	58.3345%	$1,583.345
January 29, 2029	60.0012%	$1,600.012
February 27, 2029	61.6679%	$1,616.679
March 27, 2029	63.3346%	$1,633.346
April 27, 2029	65.0013%	$1,650.013
May 29, 2029	66.668%	$1,666.68
June 27, 2029	68.3347%	$1,683.347
July 27, 2029	70.0014%	$1,700.014
August 27, 2029	71.6681%	$1,716.681
September 27, 2029	73.3348%	$1,733.348
October 29, 2029	75.0015%	$1,750.015
November 27, 2029	76.6682%	$1,766.682
December 27, 2029	78.3349%	$1,783.349
January 28, 2030	80.0016%	$1,800.016
February 27, 2030	81.6683%	$1,816.683
March 27, 2030	83.335%	$1,833.35
April 29, 2030	85.0017%	$1,850.017
May 28, 2030	86.6684%	$1,866.684
June 27, 2030	88.3351%	$1,883.351
July 29, 2030	90.0018%	$1,900.018
August 27, 2030	91.6685%	$1,916.685
September 27, 2030	93.3352%	$1,933.352
October 28, 2030	95.0019%	$1,950.019
November 27, 2030	96.6686%	$1,966.686
December 27, 2030	98.3353%	$1,983.353

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity per Security***

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$2,000.02
50.00%	$2,000.02
25.00%	$2,000.02
0.00%	$2,000.02
-0.01%	$1,000.00
-25.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-75.00%	$250.00
-100.00%	$0.00

*** The hypothetical assumes that the premium on the final valuation date will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The Index may be adversely affected by a time lag in its volatility targeting mechanism.

•The Index may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the Index will be reduced by a decrement of 6% per annum.

•The Index may not fully participate in any appreciation of the Underlying Futures Index.

•The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The Index may significantly underperform the S&P 500® Index.

•The Index has limited actual performance information.

•An affiliate of ours participated in the development of the Index.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.